EXHIBIT 16.1

_________________________________________________ 805 Third Ave., New York, NY 10022 Voice: (212) 838-5100 Fax: (212) 838-2676

December 4, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated December 4, 2012 of Protalex, Inc. and are in agreement with the statements contained first sentence with regards to the dismissal of Sherb & Co., LLP of the first paragraph, the second and third paragraphs therein in their entirety. We have no basis to agree or disagree with other statements of the Registrant contained therein.

/s/ Sherb & Co., LLP Certified Public Accountants